UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 26, 2010

Date of Report (Date of earliest event reported)

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-09727	13-3419202
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

5 CAUFIELD PLACE, SUITE 102, NEWTOWN, PENNSYLVANIA 18940
(Address of Principal Executive Offices) (Zip Code)

(215) 579-7789

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Effective as of August 9, 2010 (the “Effective Date”), Patient Safety Technologies, Inc., a Delaware corporation (the “Company”) entered into an employment agreement with John A. Hamilton regarding his appointment to the positions of Chief Operating Officer and Vice President of the Company (the “Agreement”).  The Agreement was signed July 26, 2010 and in reliance on Instruction to Item 5.02(c) of Current Report on Form 8-K, this Current Report is being filed concurrently with the press release, included as Exhibit 99.1 to this Current Report and incorporated herein by reference, announcing the appointment of Mr. Hamilton.

The term of the Agreement is three years from the Effective Date, and automatically extends for additional one-year terms thereafter unless either party delivers a specified advance written notice.  Mr. Hamilton’s annual base salary will be $185,000, to be increased to $210,000 for the remainder of the term when the Company’s total operating income reaches zero or greater for two consecutive fiscal quarters.  He is also eligible to participate in the Company’s executive bonus plan, under which the minimum target bonus opportunity is 25% of his annual base salary.  The Company granted him a stock option for 375,000 shares of the Company’s common stock, and upon the six-month anniversary of the Effective Date, 93,750 of those shares will vest and become exercisable.  The remaining shares will vest over a 42-month period at a rate of 1/48th of the total shares per month, with 100% of the option becoming exercisable on the fourth anniversary of the Effective Date.  The exercise price will be set at the weighted average trading price of the Company’s common stock on the Executive’s first day of employment, but not less than $0.75 per share.  Upon a Change in Control, as such term is defined in the Agreement, half of Mr. Hamilton’s then unvested stock options and unvested deferred compensation will immediately vest.

The Company may terminate Mr. Hamilton’s employment at any time without Cause and he may resign for Good Reason, as such terms are defined in the Agreement.  Upon termination without Cause or resignation for Good Reason, he may receive continued medical benefits and vesting of stock options, as well as between three and six months of severance payments based on his annual base salary at the time, depending on his term of employment with the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.02 (c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. John A. Hamilton, 51, has accepted an offer of employment to serve as the Company’s Chief Operating Officer and Vice President, effective as of August 9, 2010.  Further disclosure responsive to this Item 5.02 is incorporated herein by reference from Item 1.01 of this Report.

Prior to joining the Company, Mr. Hamilton was the Senior Vice President of Process Engineering and Quality Assurance for SRI Surgical since approximately 2006 and Vice President of Process Engineering and Quality Assurance since approximately 2002.  Mr. Hamilton joined SRI Surgical (formerly known as Sterile Recoveries) in 1992 as Director of Product Development, expanding his role over time to include product engineering, manufacturing, quality assurance, development and implementation of new products and materials, process development, support of operations and vendor relations.

Item 8.01.  Other Events.

Attached hereto as Exhibit 99.1 and incorporated herein by reference is a copy of a press release issued by the Company on August 9, 2010.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement, effective as of August 9, 2010, between Patient Safety Technologies, Inc. and John A. Hamilton

99.1	Press release of Patient Safety Technologies, Inc. dated August 9, 2010 announcing the appointment of John A. Hamilton as Chief Operating Officer and Vice President.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2010	Patient Safety Technologies, Inc.
	By:	/s/ Marc L. Rose Marc L. Rose Chief Financial Officer

Exhibit Index

10.1	Agreement, effective as of August 9, 2010, between Patient Safety Technologies, Inc. and John A. Hamilton.

99.1	Press release of Patient Safety Technologies, Inc. announcing the appointment of John A. Hamilton as Chief Operating Officer and Vice President.